Pratt & Lambert United, Inc.

Paint/Specialty Chemicals
75 TONAWANDA ST., BUFFALO, N.Y.
BOX TWENTY-TWO, BUFFALO, N.Y. 14240

March 31, 1995
To Our Shareholders:

Participation in the affairs of your company is afforded by its annual meeting, this year scheduled for Thursday, May 4, 1995. We cordially invite your attendance. Please note that intention by marking the box in the top right hand corner on the reverse side of the proxy card.

If you do not plan to vote in person, a prompt completion and return of the enclosed proxy card will be appreciated.

Cordially,



Chairman


Pratt & Lambert United, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 4, 1995

To the Shareholders of Pratt & Lambert United, Inc.:

Notice is hereby given that the annual meeting of the shareholders of Pratt & Lambert United, Inc. will be held at 10:00 A.M., Eastern Daylight Time, on Thursday, May 4, 1995, at the Albright-Knox Art Gallery, 1285 Elmwood Ave., Buffalo, New York, for the following purposes:

(1) To elect a Board of Directors to serve until the next annual meeting of shareholders and until their respective successors have been elected and have qualified.

(2) To ratify the appointment of Deloitte & Touche LLP as the independent auditors of Pratt & Lambert United, Inc. and its subsidiaries for the year 1995.

(3) To consider and act upon such other business as may properly come before the meeting or any adjournment(s) thereof.

Shareholders of record at the close of business on March 20, 1995, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors
J. R. BOLDT
Secretary
Dated: March 31, 1995

Pratt & Lambert United, Inc.
Paint/Specialty Chemicals
75 TONAWANDA ST., BUFFALO, N.Y.
BOX TWENTY-TWO, BUFFALO, N.Y. 14240



PROXY STATEMENT

The following information is furnished in connection with the solicitation of proxies for the annual meeting of shareholders
("Meeting") of Pratt & Lambert United, Inc. ("Pratt & Lambert United" or "Corporation") on Thursday, May 4, 1995. This Proxy Statement, the Notice of Meeting and the accompanying form of proxy are being mailed to shareholders commencing on or about March 30, 1995.

PROXY. A form of proxy for use at the Meeting is included with this mailing. Shareholders are requested to execute and return their proxies as promptly as possible. All properly executed proxies received by the Corporation will be voted in accordance with the instructions thereon, or if no instructions are indicated, in favor of the directors named herein and in favor of the other proposals described in this Proxy Statement. A proxy may be revoked by a shareholder at any time prior to the voting thereof by giving written notice or a subsequently dated proxy to the Secretary of the Corporation or by voting in person at the Meeting.

SOLICITATION BY THE BOARD OF DIRECTORS. The solicitation of proxies is made by and on behalf of the Board of Directors of the Corporation. The expense in connection with any solicitation of proxies will be borne by the Corporation and may include requests by mail and personal contact by certain of its employees without added remuneration. Such expenses will include payments to Georgeson & Co., which are not expected to exceed $15,000.

NUMBER OF VOTING SHARES OUTSTANDING. There were issued and outstanding as of March 20, 1995, the record date fixed by the Board of Directors, 10,625,726 shares of common stock ("Common Shares") of Pratt & Lambert United, Inc. entitled to notice of and to vote at the Meeting. Each Common Share is entitled to one vote on each matter presented.

REQUIRED VOTE. Directors are elected by a plurality of the votes cast at the Meeting. In accordance with New York law, votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals. Shares held in street name as to which brokers have indicated "no vote" will be counted for purposes of determining the existence of a quorum and will not be considered as votes cast in determining the outcome of the proposals.

THE MERGER AND RELATED MATTERS. Pursuant to an Agreement and Plan of Merger dated February 25, 1994 (the "Merger Agreement"), United
 Coatings, Inc. ("United Coatings") was merged into Pratt & Lambert, Inc., which was renamed Pratt & Lambert United, Inc., on August 4, 1994 (the "Merger"). Former United Coatings stockholders became shareholders of Pratt & Lambert United, and a new wholly owned subsidiary of the Corporation named United Coatings, Inc. was established, to which the assets and business of United Coatings were transferred.

In connection with the Merger, most former United Coatings stockholders, together with the Corporation and Messrs. Stevens, Castiglia and Boldt, entered into a Shareholder Agreement. The Shareholder Agreement, among other things, (a) restricts the exercise of voting and other rights of ownership of Common Shares held by the former United Coatings stockholders who are parties to such agreement (and certain permitted, related transferees); (b) requires that such United Coatings stockholders and Messrs. Stevens, Castiglia and Boldt vote for certain nominees for director, which nominees have been chosen by the directors of Pratt & Lambert United who are not Designees (as defined below), and as recommended by such directors, on a number of other matters; and (c) restricts the transfer of Common Shares received by such former United Coatings stockholders. The Shareholder Agreement also requires the Corporation and Messrs. Stevens, Castiglia and Boldt to use their best efforts to cause designees (the "Designees") of such former United Coatings stockholders to be appointed to the Board of Directors. The number of such Designees, set at a maximum of six, will depend on the number of Common Shares retained by such former United Coatings stockholders. The Shareholder Agreement has a term of 7: years, subject to earlier termination or suspension in specified circumstances.

The former United Coatings stockholders who signed the Shareholder Agreement also entered into an agreement (the "Intershareholder Agreement") among themselves, allocating their rights under the Shareholder Agreement. Under the Intershareholder Agreement, the Knapp Group and the Marks Group (both as defined in the Shareholder Agreement) shall select the Designees to the Board of Directors of the Corporation of the former United Coatings stockholders. The initial group of Designees includes four individuals designated by the Knapp Group (Jules F. Knapp, Alvin L. Gorman, Jeffrey L. Kenner and Joy Knapp) (the "Knapp Designees") and two individuals designated by the Marks Group (Andrew M. Boas and Mark L. Claster) (the "Marks Designees"). During the term of the Shareholder Agreement, and so long as the former United Coatings stockholders can designate six designees, they shall designate the Knapp Designees and Marks Designees. To the extent any of the Knapp Designees or Marks Designees are unable to serve as a director for any reason, the Knapp Group or Marks Group, as the case may be, shall select a new Knapp Designee or Marks Designee, as the case may be, which decision shall be made by a vote of the holders of a majority of the Common Shares held by such group at the time of such selection. During the term of the Shareholder Agreement, if the United Coatings stockholders are allocated less than six Designees, they shall determine the Designees in accordance with the provisions of the Intershareholder Agreement. Presently, the former United Coatings stockholders are entitled under the Shareholder Agreement to six Designees.

SECURITY OWNERSHIP OF PRINCIPAL HOLDERS OF VOTING SECURITIES. The following information is provided with respect to persons who are known to the Corporation to be the beneficial owners, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 5% of the Corporation's Common Shares as of February 23, 1995.

Generally, Rule 13d-3 provides that, for certain limited purposes, a person is considered to be the beneficial owner of Common Shares with respect to which such person, directly or indirectly, has or shares voting power or investment power. Thus, more than one person may be considered to be the beneficial owner of the same Common Shares. The fact that a person is considered to be the beneficial owner of Common Shares does not necessarily mean that such person has any economic interest in those Common Shares.



                       Amount and Nature of
                       Beneficial Ownership
                                                 Shared Voting &
Name and Address           Sole Voting and     Investment Power,
of Beneficial Owner       Investment Power      Retirement Plans
Jules F. Knapp                   1,263,281                     --
980 North Michigan Avenue
Suite 1120
Chicago, IL 60011

Joseph J. Castiglia                207,383               404,192
75 Tonawanda Street
Buffalo, New York 14207

                              Other Shared
Name and Address                Voting and            Percent of
of Beneficial Owner       Investment Power         Common Shares

Jules F. Knapp                     805,780                19.50%
980 North Michigan Avenue                           (See Note 1)
Suite 1120
Chicago, IL 60011

Joseph J. Castiglia                      --                 5.70%
75 Tonawanda Street                                 (See Note 2)
Buffalo, New York 14207


(1) Of the 1,263,281 Common Shares disclosed as to which Mr. Knapp has sole voting and investment power, 1,189,469 are shares held by a trust of which he serves as trustee. The 805,780 Common Shares shown as to which Mr. Knapp has other shared voting and investment power are held by a trust as to which his wife has sole voting power and as to which he disclaims having any economic interest.

(2) Of the 207,383 Common Shares disclosed as to which Mr. Castiglia has sole voting and investment power, 77,600 are shares which he may acquire through options exercisable on or before April 24, 1995. The Common Shares shown as shared voting and investment power, retirement plans, are shares as to which Mr. Castiglia has shared voting and investment power as an administrator under a deferred profit sharing plan at Pierce & Stevens Corp., a wholly owned subsidiary of Pratt & Lambert United and the Pratt & Lambert United Capital Accumulation Program ("Retirement Plans"). Of the Common Shares included in the company Retirement Plans, 3,712 are held for the account of Mr. Castiglia.


ITEM 1: ELECTION OF DIRECTORS. At the Meeting, 13 directors are to be elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and have qualified.

Unless directed to the contrary, it is the intention of the persons named in the proxy to vote for the election of the following nominees as directors of the Corporation. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, should such a situation arise prior to the Meeting, the proxy will be voted in accordance with the best judgment of the persons acting under the proxy.

Andrew M. Boas Mr. Boas, 39, is a member of the Audit
Committee of Pratt & Lambert United. He has been a director since 1994.

Mr. Boas is a managing director, Merchant
Banking of Carl Marks & Co., Inc. ("CMCO"), a diversified merchant bank specializing in leveraged buyouts, real estate, venture capital, money management and management consulting. He is a general partner of Carl Marks Management Co., L.P., a registered investment advisor. He is a director of Herman's Sporting Goods, Inc., and U.S. Trails, Inc., a membership-based campground company and Sport and Health, Inc., a health and fitness chain. Mr. Boas was a director of American Corp. Ltd., an Australian based closed-end fund which invested in American securities, until January 1993 when the fund was liquidated. Mr. Boas is the brother-in-law of Mark L. Claster, and a Designee of the Marks Group.


Joseph J. Mr. Castiglia, 60, is vice chairman, president Castiglia and chief executive officer of Pratt & Lambert United. He is a member of the Executive Committee of Pratt & Lambert United and has been a director since 1971.

Mr. Castiglia is a director of the Vision Group of Funds, Inc., a registered investment company, and Sevenson Environmental Services, Inc. He is chairman and director of the Buffalo Branch of the Federal Reserve Bank of New York. He is also a director and executive committee member of the National Paint & Coatings Association.


Mark L. Claster Mr. Claster, 42, is a member of the Audit and
Compensation Committees of Pratt & Lambert United. He has been a director since 1994.

Mr. Claster is a managing director and chief operating officer of CMCO. He is the managing director of CM Capital Co., an affiliate of CMCO, and is the chief executive officer of its realty and consulting division. He is a director of Bulk Materials, Inc. and a trustee of Northshore University Hospital Medical Center. Mr. Claster is the brother-in-law of Mr. Boas, and a Designee of the Marks Group.


Alvin L. Gorman Mr. Gorman, 61, is a member of the Audit and
Compensation Committees of Pratt & Lambert United. He has been a director since 1994.

Mr. Gorman was a director of United Coatings from May 1991 to January 1992. Mr. Gorman is chairman of the Board of Power Contracting and Engineering Corp. Mr. Gorman is a Designee of the Knapp Group. He is a member of the Board of Trustees of the Illinois Institute of Technology and an overseer of the Stuart School of Business of the Illinois Institute of Technology. He is also a member of the Advisory Board of the McCormick School of Engineering at Northeastern University.


Jeffrey L. Kenner Mr. Kenner, 51, is a member of the Executive and Compensation Committees of Pratt & Lambert United. He has been a director since 1994.

Mr. Kenner has served as president of Kenner & Company, Inc. ("Kenner") since 1986. Kenner is a New York investment firm specializing in acquisitions and private equity investments. From 1982 to 1986, Mr. Kenner was president of CM Capital Co. From 1979 to 1982, Mr. Kenner was a vice president of Carl Marks & Co. Mr. Kenner currently serves on the Boards of Directors of Pace Industries, Inc. and Williamhouse-Regency, Inc. Mr. Kenner is a Designee of the Knapp Group.


Jules F. Knapp Mr. Knapp, 66, is a member of the Executive Committee of Pratt & Lambert United. He has been a director since 1994.

Mr. Knapp is vice chairman of Pratt & Lambert United and president and chief executive officer of United Coatings. Mr. Knapp is the co-founder of United Coatings and has been a director and its principal executive operating officer since United Coatings' formation. Mr. Knapp also serves as a trustee of the University of Chicago Hospitals, as an advisor to the Kellogg School of Business at Northwestern University and as an overseer at the Stuart School of Business of the Illinois Institute of Technology. Mr. Knapp is the father of Joy Knapp, and is a Designee of the Knapp Group.


Joy Knapp Ms. Knapp, 31, is a member of the Executive Committee of Pratt & Lambert United. She has been a director since 1994.

Ms. Knapp is vice president, Marketing of United Coatings. Ms. Knapp was appointed a director of United Coatings in 1994. She has been responsible for the overall marketing strategy of United Coatings. Ms. Knapp is the daughter of Mr. Knapp. She is a Designee of the Knapp Group.


Seymour H. Mr. Knox, 69, is a member of the Executive Knox, III and Audit Committees and chairman of the Compensation Committee of Pratt & Lambert United. He has been a director since 1966.

Mr. Knox is chairman of the Board of the Buffalo Sabres Hockey Club, and president and director of the Buffalo Fine Arts Academy and a director of the Woolworth Corporation. He is a member of the Board of Trustees of the YMCA of Greater Buffalo and The Buffalo General Hospital. Mr. Knox is a former vice president of Kidder, Peabody & Co., Inc., member of the New York Stock Exchange.


Wilfred J. Larson Mr. Larson, 67, is a member of the Compensation
Committee of Pratt & Lambert United. He has been a director since
1988.

Mr. Larson is a director of First Empire State Corporation and its subsidiary, Manufacturers and Traders Trust Company, Horus
Therapeutics, Inc. and the Bryant & Stratton Business Institute, Inc. He also serves as a member of the Board of Trustees of Children's
Hospital of Buffalo. Mr. Larson is a retired president and chief executive officer of Westwood-Squibb
Pharmaceuticals Inc.


Randolph A. Marks Mr. Marks, 59, is a member of the Audit Committee of Pratt & Lambert United. He has been a director since 1988.

Mr. Marks is a private investor and a director of Computer Task
Group, Inc., Columbus McKinnon Corp. and the Buffalo Fine Arts
Academy. Mr. Marks also serves on the Board of Trustees of The
Buffalo General Hospital and is a member of the Western Regional Board of Directors of Marine Midland Bank, N.A. Mr. Marks is a former chairman of the Board of American Brass Company.


David R. Newcomb Mr. Newcomb, 71, is chairman of the Audit Committee and is a member of the Executive and Compensation Committees of Pratt & Lambert United. He has been a director since 1975.

Mr. Newcomb is a director of Utica Mutual Insurance Co., Utica
National Life Insurance Co., New York State Electric and Gas Corp. and Rigidized Metals, Inc. He serves as a trustee of The Buffalo General Hospital. Mr. Newcomb was president and chief executive officer of Buffalo Forge Co.

 Raymond D. Mr. Stevens, 68, is chairman of the
Stevens, Jr. Board of Pratt & Lambert United. Mr. Stevens is chairman of the Executive Committee and has been a director since 1967.

Mr. Stevens is a director of First Empire State Corporation and its subsidiary, Manufacturers and Traders Trust Company. He serves as a trustee of The Buffalo General Hospital. Mr. Stevens is also a former director, Executive Committee member and chairman of the National Paint & Coatings Association.


Robert O. Swados Mr. Swados, 75, is a member of the Audit and
Compensation Committees of Pratt & Lambert United. He has been a director since 1994.

Mr. Swados is counsel to the law firm of Cohen Swados Wright Hanifin Bradford & Brett, vice chairman and counsel to the Buffalo Sabres Hockey Club, and a commissioner of the New York State Department of Probation. He serves as honorary vice chairman and trustee of the Studio Arena Theatre.


SECURITY OWNERSHIP BY DIRECTORS AND OFFICERS. Beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of Common Shares, as of February 23, 1995, by each of the Corporation's directors and by its directors and officers as a group, together with the percentage of total outstanding Common Shares represented by such ownership, is set forth below. This information does not reflect the effects of the Shareholder Agreement or the Intershareholder Agreement upon beneficial ownership. See "The Merger and Related Matters."



                         Amount and Nature of
                         Beneficial Ownership

                                                      Shared Voting &
Name of Individual       Sole Voting and            Investment Power,
or Group                Investment Power             Retirement Plans

A. M. Boas                       109,766                            --
J. R. Boldt (a)                   48,909                      404,192
J. J. Castiglia (b)              207,383                      404,192
R. L. Clark (c)                   20,200                            --
M. L. Claster                     60,233                            --
F. H. Fitch (d)                   32,194                      106,630
A. L. Gorman                       2,000                            --
J. L. Kenner                     475,000                            --
J. F. Knapp (e)                1,263,281                            --
J. Knapp                          22,783                            --
S. H. Knox, III (f)               22,100                            --
W. J. Larson                       4,000                            --
 R. A. Marks                        5,000                            --
D. R. Newcomb                      3,600                            --
R. D. Stevens, Jr. (g)           150,004                      106,630
R. O. Swados                       2,050                            --
All directors and
officers as a group
(21 persons)
(a) (b) (c)
(d) (e) (f) (g)                2,534,064                      404,192

                             Amount and Nature of
                             Beneficial Ownership

                            Other Shared
Name of Individual            Voting and                   Percent of
or Group                Investment Power                Common Shares

A. M. Boas                             --                        1.00%
J. R. Boldt (a)                        --                        4.20%
J. J. Castiglia (b)                    --                        5.70%
R. L. Clark (c)                        --                            *
M. L. Claster                          --                        0.60%
F. H. Fitch (d)                        --                        1.30%
A. L. Gorman                           --                            *
J. L. Kenner                           --                        4.50%
J. F. Knapp (e)                  805,780                       19.50%
J. Knapp                               --                            *
S. H. Knox, III (f)                8,800                            *
W. J. Larson                           --                            *
R. A. Marks                            --                            *
D. R. Newcomb                          --                            *
R. D. Stevens, Jr. (g)           183,446                        4.10%
R. O. Swados                           --                            *
All directors and
officers as a group
(21 persons)
(a) (b) (c)
(d) (e) (f) (g)                  998,026                       36.00%

(a) Includes 37,000 Common Shares which Mr. Boldt may acquire through options exercisable on or before April 24, 1995, and shares as to which Messrs. Castiglia and Boldt have shared voting and investment power as administrators under the Retirement Plans, including 1,987 shares held in the Pratt & Lambert United Capital Accumulation Program for the account of Mr. Boldt.

(b) See "Security Ownership of Principal Holders of Voting

Securities" for information regarding Common Shares owned by Mr.
Castiglia.

(c) Includes 6,000 Common Shares which Mr. Clark may acquire through options exercisable on or before April 24, 1995.

(d) Of the 32,194 Common Shares disclosed as to which Mr. Fitch has sole voting and investment power, 31,750 are shares which he may acquire through options exercisable on or before April 24, 1995. The 106,630 Common Shares shown as shared voting and investment power, retirement plans, are shares as to which Mr. Fitch has shared voting and investment power as an administrator under a deferred profit sharing plan at Pierce & Stevens Corp., a wholly owned subsidiary of Pratt & Lambert United.

(e) See "Security Ownership of Principal Holders of Voting
Securities" for information regarding Common Shares owned by Mr. Knapp.

(f) The 8,800 Common Shares shown as other shared voting and investment power are shares held in trust for the benefit of family members as to which Mr. Knox has shared voting and investment powers. Mr. Knox disclaims any economic interest in such shares.

(g) Of the 150,004 Common Shares disclosed as to which Mr. Stevens has sole voting and investment power, 72,000 are shares which he may acquire through options exercisable on or before April 24, 1995. The 106,630 Common Shares shown as shared voting and investment power, retirement plans, are shares as to which Mr. Stevens has shared voting and investment power as an administrator under the Deferred Profit Sharing Plan of Pierce & Stevens, Corp., a wholly owned subsidiary of Pratt & Lambert United. Of the 183,446 Common Shares shown as to which Mr. Stevens has other shared voting and investment power, 146,905 are held by him as co-trustee for certain of his relatives as to which he shares voting and investment power and as to which he disclaims having any economic interest. The Common Shares shown opposite Mr. Stevens' name exclude 137,472 Common Shares owned by Mr. Stevens' wife and adult children and trusts for such children and 323,906 Common Shares owned by other relatives, or held in trusts for their benefit, as to which he disclaims beneficial ownership.

*less than .5% of the Common Shares outstanding.

Pratt & Lambert United believes that during 1994, all of its directors, officers and greater than 10% beneficial owners of its Common Stock complied with the filing requirements under Section 16(a) of the Securities Exchange Act of 1934.



COMMITTEES OF DIRECTORS; ATTENDANCE AT BOARD MEETINGS. In addition to the Executive Committee, the Corporation's Board of Directors has two standing committees; namely, the Audit Committee and Compensation Committee. Pratt & Lambert United's Board does not have a standing committee on nominations.

The Audit Committee consists of non-employee directors, Messrs. Newcomb (chairman), Boas, Claster, Gorman, Knox, Marks and Swados. Its functions include recommending the selection of the independent auditors each year, considering the proposed scope and cost of the annual audit, reviewing the results of the annual audit and the limited reviews of quarterly financial information by the independent auditors, the review of the recommendations of the independent auditors with respect to internal controls and accounting procedures, and any other matters it deems appropriate. In 1994, the Committee met three times with representatives of the Corporation's independent auditors.

The Compensation Committee consists of non-employee directors, Messrs. Knox (chairman), Claster, Gorman, Kenner, Larson, Newcomb and Swados. It is charged with the responsibility of maintaining a comprehensive remuneration plan for top and middle management personnel. The
Committee met two times in 1994.

The Board of Directors met ten times in 1994. The Executive Committee did not meet in 1994. All directors standing for election attended at least 75% of the total meetings of directors and committees of which they were members during the year.

COMPENSATION OF DIRECTORS. In 1994, non-employee directors received a retainer of $10,000 per year, payable quarterly, $1,000 for each board meeting and $1,000 per committee meeting attended. In 1995, non-employee directors will receive a retainer of $15,000 per year, payable quarterly, $1,000 for each board meeting and $1,000 per committee meeting attended. Employee directors are not compensated for board or committee services. All or any portion of the payments made to directors may be deferred under the Pratt & Lambert United, Inc. Plan for Deferral of Directors' Fees.

COMPENSATION OF EXECUTIVE OFFICERS. The following table sets forth the compensation received by the Corporation's chief executive officer and the four remaining most highly compensated executive officers for the three fiscal years ended December 31, 1994.



SUMMARY COMPENSATION TABLE



Name and Principal                    Annual Compensation
Position                     Year          Salary ($)         Bonus ($)
J. R. Boldt                  1994           $142,000            $49,123
vice president of            1993            129,250             28,228
finance and                  1992            126,500             18,676
secretary - Pratt &
Lambert United

J. J. Castiglia              1994            310,000             74,493
president and                1993            257,000             56,129
chief executive              1992            252,000             55,969
officer - Pratt &
Lambert United

R. L. Clark**                1994            221,000             53,106
executive vice               1993            204,000             44,554
president and                1992             90,769             20,159
chief operating
officer - Pratt &
Lambert United

F. H. Fitch                 1994             193,670                  --
president,                  1993             178,958             53,743
Pierce & Stevens            1992             175,480             30,849

J. F. Knapp***              1994             206,182             41,667
president and chief
executive officer -
United Coatings

SUMMARY COMPENSATION TABLE

                                            Long-Term
                                         Compensation
Name and Principal                             Awards         All Other
Position                                  Options (#)     Compensation*
J. R. Boldt                                     5,000            $3,740
vice president of                               5,000             3,665
finance and                                     5,000             3,511
secretary - Pratt &
Lambert United

J. J. Castiglia                                22,000             4,179
president and                                  10,000             5,722
chief executive                                10,000             5,688
officer - Pratt &
Lambert United

R. L. Clark**                                   8,000             3,000
executive vice                                  8,000                 --
president and                                   8,000                 --
chief operating
officer - Pratt &
Lambert United

F. H. Fitch                                     4,000            12,630
president,                                      4,000            16,315
Pierce & Stevens                                3,000            15,613

J. F. Knapp***                                      --                 --
president and chief
executive officer -
United Coatings

*Represents amounts contributed by the Corporation to the payroll-based employee stock ownership plan and the savings plan under Internal Revenue Code Section 401(k), including, for 1994, $740, $1,179, $0 and $1,049 under the employee stock ownership plan and $3,000, $3,000 , $3,000 and $3,000 under the savings plan for Messrs. Boldt, Castiglia, Clark and Fitch, respectively. In the case of Mr. Fitch, this amount also represents contributions by Pierce & Stevens under the Pierce & Stevens Deferred Profit Sharing Plan, including $6,886 for 1994, as well as interest earned by Mr. Fitch in the Pratt & Lambert United, Inc. Plan for Deferral of Officers' Salaries, including $1,695 in 1994.

 **Mr. Clark was employed by the Corporation on July 20, 1992.

***Mr. Knapp was employed by the Corporation on August 4, 1994.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on option grants during 1994 to the named executive officers.

                                        % of
                                       Total
                                     Options
                                  Granted to               Exercise
                     Options       Employees                or Base
                     Granted       in Fiscal                  Price
Name                 (#) (a)            Year             ($/Sh) (b)

J.R. Boldt            5,000            3.70%                 $19.63
J.J. Castiglia       22,000 (e)       16.40                   19.63
R.L. Clark            8,000            6.00                   19.63
F.H. Fitch            4,000            3.00                   19.63






                                                      Potential
                                               Realizable Value
                                              at Assumed Annual
                                           Rates of Stock Price
                                                   Appreciation
                   Expiration               for Option Term (d)
Name                 Date (c)        5% ($)             10% ($)

J.R. Boldt           11/30/04      $61,710             $156,386
J.J. Castiglia       11/30/04      271,525              688,098
R.L. Clark           11/30/04       98,736              250,218
F.H. Fitch           11/30/04       49,368              125,109


(a ) The options become exercisable in 25% increments each year beginning one year after grant.

(b)  The exercise price may be paid by the delivery of already-owned
Common Shares.

(c) Options expire upon termination of employment other than in the event of death, disability or retirement.

(d) Based on actual option term and annual compounding. The Securities and Exchange Commission requires that registered corporations use this method or an option pricing model to indicate the value of options. The Corporation has no way of determining that any such method can properly establish the value of an option.

(e) Includes options for 10,000 Common Shares granted to Mr. Castiglia pursuant to his efforts in the United Coatings merger transaction.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
AND FISCAL YEAR END OPTION VALUE

The following table provides information on option/SAR exercises in 1994 by the named executive officers and the value of such officers' unexercised options/SARs at December 31, 1994.



                                             Value
                      Shares Acquired     Realized
Name                   on Exercise (#)        ($)*

J. R. Boldt                        --             --
J. J. Castiglia                    --             --
R. L. Clark                        --             --
F. H. Fitch                        --             --




                                                 Value of
                         Number of            Unexercised
                       Unexercised           In-the-money
                        Options at             Options at
                        FY-End (#)             FY-End ($)
                     Exercisable/            Exercisable/
Name                Unexercisable          Unexercisable*

J. R. Boldt         37,000/12,000        $206,891/$14,172
J. J. Castiglia     77,600/45,400          393,056/55,131
R. L. Clark          6,000/18,000           19,750/19,750
F. H. Fitch          31,750/9,250           156,703/9,234

*Market value of underlying securities at exercise or year-end, minus the exercise or base price.


PENSION PLANS

The Pratt & Lambert United Retirement Plan is a noncontributory defined benefit pension plan which covers the majority of all nonbargaining unit employees of Pratt & Lambert United and its subsidiaries. Until January 1, 1989, the plan provided pension benefits in an amount which is the greater of a participant's "basic benefit" or "minimum benefit" as determined under separate formulas. The annual basic benefit was the sum of the applicable percentages times the participant's compensation received for each year of plan participation to a maximum of 35 years. For service prior to January 1, 1984, the applicable percentages were 1% of the first $3,000 of compensation and 12/3% of compensation in excess of $3,000; for service from January 1, 1984, to December 31, 1988, the applicable percentages were 12/3% of compensation up to the Social Security wage base and 21/3% of compensation in excess of the base. The annual minimum benefit determined as of a normal retirement date of December 31, 1988, for a participant with 25 or more years of service is equal to 50% of his final 5-year average compensation, less
 80% of his estimated Social Security benefits. The minimum benefit for participants with less than 25 years of service is proportionately reduced. The Tax Reform Act of 1986 required changes in the plan's benefit structure, effective January 1, 1989, and the plan was amended to preserve benefits accrued as of December 31, 1988, under the existing formulas, and to provide a revised benefit formula for service after January 1, 1989. The revised formula provides each participant an annual pension benefit (in addition to the benefit accrued at December 31, 1988) equal to 1-2/3% of his compensation for each year it is in effect.

Normal retirement under the plan is age 65. Early retirement with reduced benefits is available at age 55 after at least 10 years of service. The plan also provides vested benefits after 5 years of service and spouse's death benefits. Compensation counted for the plan includes salary, bonus, overtime, commissions and salary deferred under a Section 401(k) plan.

Pratt & Lambert United and its affiliates have unfunded plans which will pay a participant any pension benefits which cannot be paid from the plan because of Internal Revenue Code limitations or deferrals under an unqualified plan for deferral of officers' salaries. Effective January 1, 1993, Pratt & Lambert United and its subsidiaries adopted the Pratt & Lambert United Minimum Benefit Plan (the "Minimum Benefit Plan"), an unfunded plan which assures that designated management employees will receive a pension benefit at least equal to the pension benefit they would have received had the minimum benefit formula under the plan continued in effect after 1988.

The following table shows estimated annual benefits payable upon normal retirement at age 65 (including amounts attributable to the Minimum Benefit Plan and other unfunded plans) in the indicated compensation and years of service classifications. The benefits shown are calculated under the Minimum Benefit Plan.

                                  Estimated Annual Retirement
                                    Benefits With Indicated
                                      Years of Credited
Service
Average Annualized
Compensation for
Last 60 Months
                                                                25 or
of Credited Service      10             15            20         More
$100,000            $15,596        $23,393       $31,191      $38,989
$125,000             20,596         30,893        41,191       51,489
$150,000             25,596         38,393        51,191       63,989
$175,000             30,596         45,893        61,191       76,489
 $200,000             35,596         53,393        71,191       88,989
$225,000             40,596         60,893        81,191      101,489
$250,000             45,596         68,393        91,191      113,989
$275,000             50,596         75,893       101,191      126,489
$300,000             55,596         83,393       111,191      138,989
$325,000             60,596         90,893       121,191      151,489
$350,000             65,596         98,393       131,191      163,989
$375,000             70,596        105,893       141,191      176,489
$400,000             75,596        113,393       151,191      188,989

Compensation counted for the plans includes salary, bonuses, overtime, commissions and salary deferred under a Section 401(k) plan and under a non-qualified plan for deferral of officers' salaries. The salary and bonuses reported in the table under the heading "Compensation of Executive Officers" are substantially the compensation used for purposes of the plans for 1994 for Messrs. Castiglia, Clark and Boldt. Messrs. Castiglia, Clark and Boldt had credited service under the plans as of December 31, 1994, of 25, 1.42 and 17.75 years, respectively.

The benefits shown in the table are calculated as a straight life annuity and are subject to offset by 80% of the employee's Social Security benefit if the employee has 25 or more years of credited service, and by a proportionate part of such benefit if the employee's credited service is less than 25 years.

The participants of the Minimum Benefit Plan receive the greater of the benefit calculated under that plan, or the basic benefit as previously described. While it is expected that Messrs. Castiglia, Clark and Boldt will be entitled to benefits under the Minimum Benefit Plan, the estimated annual basic benefits payable to these individuals under the Pratt & Lambert United Retirement Plan and unfunded plans are $136,305, $69,112 and $95,090, respectively, payable on a straight life basis commencing at age 65. These estimates reflect benefits accrued at December 31, 1994, plus projected benefits to normal retirement date, assuming continued employment to age 65 and no change in compensation after 1994.



EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL ARRANGEMENTS

The compensation of Messrs. Clark and Boldt is paid pursuant to renewable employment contracts under which they are entitled to receive two years compensation in the event of a termination of employment for other than cause and, in the case of Mr. Clark, if he terminates his contract on his failure to succeed Mr. Castiglia as president and chief executive officer. Following any such termination, Messrs. Clark and Boldt would be entitled to payments for a two-year period of approximately $274,106 and $191,123 per year, respectively.

Mr. Castiglia has an employment contract which contains consulting arrangements and restrictions on competitive activity, generally effective on retirement or other termination of employment, which under certain circumstances may extend for a seven-year period after termination of employment. Under this contract, an aggregate amount equal to 3: times the highest total annual compensation for the five years preceding termination is to be paid over the period of the noncompetition agreement which, on the basis of his current total annual compensation history, would entitle Mr. Castiglia to receive annual payments of $192,247 over a seven-year period if such arrangements were currently applicable. The potential consulting fee is minimal. In the event of a defined change in corporate control, upon voluntary or involuntary termination of employment, the noncompetition agreement is limited to a three-year period and the full amount of such noncompetition fee is payable over that period, provided that the deferred portion of such payments may be paid in a lump sum based upon the present value of such payments discounted at the rate of 6% per annum at the election of Mr. Castiglia. The merger with United Coatings, Inc. on August 4, 1994, constitutes a "change in control" for purposes of Mr. Castiglia's employment agreement, entitling him, upon voluntary or involuntary termination of employment, to payment of the noncompetition fee over a three-year period. Although Mr. Castiglia has not waived any of his rights under his employment agreement, he intends to continue as chief executive officer of Pratt & Lambert United.

Mr. Stevens, who retired as an executive officer and employee of the Corporation on December 31, 1992, is receiving $188,562 annually over a seven-year period pursuant to the noncompetition and consulting provisions of his employment contract which is identical to that of Mr. Castiglia.

Mr. Knapp and United Coatings have entered into an employment agreement which provides that he will serve as a director, president and chief executive officer of United Coatings for a term initially ending on June 30, 1999. Thereafter, the term of his employment agreement will be automatically renewed for additional one-year terms upon each expiring date of any term unless (i) Mr. Knapp advises United Coatings of his intent to permit his employment agreement to expire, (ii) a termination date as defined in such employment agreement has occurred or (iii) Mr. Knapp is no longer materially contributing to the management of United Coatings. His annual compensation under his employment agreement includes a $500,000 salary, plus certain perquisites and, under certain circumstances, a performance bonus of $100,000. Mr. Knapp may also terminate his employment with 30 days written notice to United Coatings for any reason or for "Good Reason" as defined in his employment agreement, including a "change in control", entitling him to certain benefits. Mr. Knapp has such duties, responsibilities, and powers (i) as specified in United Coatings' bylaws, (ii) which normally pertain to such office and (iii) as from time to time are prescribed by the United Coatings Board. Mr. Knapp is entitled, in circumstances outlined in such agreement, to certain severance payments, but he is restricted from engaging in certain activities competitive with United Coatings for a period of two years after the termination of his employment agreement.

REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION POLICY. The Corporation's compensation policy is designed to ensure that a proper relationship exists between executive remuneration and corporate performance as well as to attract, retain and motivate executive officers. The Compensation Committee currently intends that, whenever reasonably possible, compensation paid to executive officers should be tax deductible to Pratt & Lambert United. The compensation of executive officers takes three forms: base salary, bonuses and equity-based compensation. All recommendations of the Compensation Committee with respect to executive compensation are subject to ratification by the Corporation's Board of Directors.

EXECUTIVE OFFICERS. The compensation of executive officers is based on individual and corporate performance. Base salary and incentive compensation of executive officers are reviewed to assure that they are comparable with compensation paid by other companies to employees with commensurate responsibility, capability, experience and achievement. Generally, compensation paid by Pratt & Lambert United corresponds to the median of the range of compensation paid by the surveyed companies. The companies surveyed differ from the companies comprising the peer group index plotted in the performance graphs under the heading "Performance Graphs" because Pratt & Lambert United's competitors for executive talent are not necessarily the same companies against which it compares its stock's performance.

The bonuses of executive officers, other than Mr. Knapp and the senior executive officers described below, are based on the actual earnings of Pratt & Lambert United compared to budgeted earnings. In the case of executive officers who are presidents of business units, other than Mr. Knapp, bonuses are based 75% on the earnings of their unit to budget and 25% on Pratt & Lambert United consolidated earnings to budget. In general, the Compensation Committee assessed the overall performance of Pratt & Lambert United and its executive officers as good. In 1994 bonuses constituted 5.8% of the total cash compensation of all executive officers other than the three senior executive officers.

The compensation of Jules F. Knapp was negotiated on an arm's length basis in connection with the Merger.

The three senior executive officers of Pratt & Lambert United during 1994 were the president and chief executive officer (the "CEO"), the executive vice president and chief operating officer and the vice president, finance and chief financial officer. The bonus component of compensation of senior executive officers is calculated on the basis of corporate return on invested capital. Base salaries of the senior executive officers are reviewed annually. In determining the base salary of the senior executive officers for 1994 pursuant to their employment contracts, the Compensation Committee considered the salaries of comparable executives in the surveyed companies. The Compensation Committee also considered the net earnings of Pratt &
 Lambert United before and after taxes, inflation, the amount generated for distribution to shareholders, the general performance of Pratt & Lambert United and the responsibilities and performance of the executives. The Compensation Committee did not deem it appropriate to, and did not, assign relative weights to these factors, given their nature and number.

The CEO and the two other senior executive officers received a bonus with respect to 1994 pursuant to their employment contracts which provide for an incentive bonus (not to exceed 75% of base salary), determined by a formula using a moving three-year average of Pratt & Lambert United's rate of return on invested capital. This bonus is discretionary unless a specified minimum return on invested capital is achieved. In 1994 bonuses paid under the formula were not discretionary, and constituted 19.4% of the total cash compensation of each senior executive officer, including the CEO. In addition, Mr. Boldt received a one-time additional bonus of $15,000 in 1994 pursuant to his efforts in the United Coatings merger transaction.

EQUITY-BASED COMPENSATION. The equity-based compensation is designed to link the interests of the employees with those of the Corporation's shareholders. Equity-based compensation consists of two stock option plans and a capital accumulation program.

The purpose of the Corporation's stock option plans is to provide selected key employees of the Corporation with additional incentive to promote the continued success and profitable growth of the Corporation and the best interests of its shareholders. Under a 1994 Award and Option Plan and 1990 Stock Option/Stock Appreciation Rights Plan, in determining who shall receive option grants and the number of the Corporation's shares subject to each grant, the Committee and the Board of Directors weigh the positions and responsibilities of the grantees, the nature of their services and their present and potential contributions to the success of the Corporation. In addition, the Merger Agreement requires Pratt & Lambert United to use its best efforts to cause an additional 300,000 shares to be made available for the issuance of options to United Coatings employees as a form of incentive compensation to be granted over time following the Merger. Accordingly, in 1994 on the recommendation of the Committee, the Board granted options for 134,000 shares to 51 employees of the Corporation, including options for 22,000 shares to the CEO, which includes options for 10,000 shares granted pursuant to his efforts in the United Coatings merger transaction, and options for 27,000 shares to eight other executive officers.

The capital accumulation program, which covers substantially all nonbargaining employees of the Corporation including the CEO, is composed of a payroll-based employee stock ownership plan ("PAYSOP") and a savings plan structured under Section 401(k) of the Internal Revenue Code. Under the PAYSOP the Corporation contributes an amount equal to .5% of each eligible employee's compensation up to $150,000 as indexed, which is invested in the Corporation's Common Shares. The 401(k) savings plan allows eligible employees to contribute on a before-tax basis up to 7% of compensation to a maximum deferral of $9,240, as indexed. The Corporation makes a matching contribution equal to the participant's contributions, up to 2% of compensation. Although employees may contribute up to 10% of compensation on an after-tax basis, there is no match by the Corporation on these contributions. Employee contributions are invested in one or both of two investment funds as selected by the employee; the Corporation's contributions are invested in Pratt & Lambert United Common Shares.

The Compensation Committee believes that its compensation decisions during 1994 effectively related corporate performance to executive compensation and provided adequate incentives to Pratt & Lambert
United's executive officers.




Seymour H. Knox, III, Chairman
Mark L. Claster
Alvin L. Gorman
Jeffrey L. Kenner
Wilfred J. Larson
David R. Newcomb
Robert O. Swados


PERFORMANCE GRAPHS

The graph below compares the performance of Pratt & Lambert United with that of the American Stock Exchange Market Value Index, the Standard & Poor's 500 Stock Index and a group of peer companies. All investments have been weighted based upon market capitalization. Companies in the Peer Group are as follows: The Dexter Corporation; H. B. Fuller Company; Grow Group, Inc.; Guardsman Products, Inc.; Lilly Industries, Inc.; Loctite Corporation; PPG Industries, Inc.; RPM, Inc.; The Sherwin-Williams Company; SICO, Inc.; Standard Brands Paint Company and The Valspar Corporation. The selection of companies for inclusion in the Peer Group was approved by Pratt & Lambert United's Board of

Directors.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN








VALUE AT YEAR END*       89       90       91       92     93       94

Pratt & Lambert
 United, Inc.          $100      $72     $101     $103   $120     $139
AMEX Market
 Value Index            100       85      104      106     126      111
S & P 500 Index         100       97      126      136     150      152
Peer Group              100      116      156      190     212      217

*Assumes a $100 investment on December 31, 1989, and reinvestment of all dividends.

The following graphs compare the performance of Pratt & Lambert United with that of the Standard & Poor's 500 Stock Index for 10 and 15 year periods. These graphs have been included to provide additional information concerning Pratt & Lambert United's total return relative to a broad market index over longer periods of time, because Pratt & Lambert United's business focus has been and continues to be long term.

COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN



YEAR                      84        85        86        87       88
P & L United, Inc.      $100      $187      $227      $271     $278
S & P 500 Index          100       132       156       164      191

YEAR              89      90        91        92        93       94
P & L United,
 Inc.           $284    $205      $286      $292      $340     $394
S & P 500
 Index           252     244       318       343       377      382



COMPARISON OF FIFTEEN-YEAR CUMULATIVE TOTAL RETURN


YEAR                       79        80        81       82       83
P & L United, Inc.       $100      $149      $155     $200     $298
S & P 500 Index           100       132       126      153      187


YEAR                         84      85      86      87     88      89
P & L United, Inc.         $294    $552    $668    $797   $818    $837
 S & P 500 Index            198     261     309     325    379     499


YEAR                     90        91        92          93         94
P & L United, Inc.     $604      $843      $859      $1,001     $1,160
S & P 500 Index         483       631       679         747        757



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. In 1994 the following nonemployee directors served on the Compensation Committee throughout the year: Messrs. Knox (chairman), Larson and Newcomb. Mr. Robert S. Scheu did not stand for re-election to the Board at the annual meeting held in connection with the Merger, and was replaced on the Board and the Compensation Committee by Mr. Swados. Messrs. Claster, Gorman and Kenner joined the Compensation Committee as representatives of the former United Coatings stockholders as a result of the Merger. Under Pratt & Lambert United's By-laws, Mr. Stevens, the chairman of the Board, is an ex-officio (non-voting) member of all committees of the Board, including the Compensation Committee. Messrs. Stevens and Larson are directors of the Manufacturers & Traders Trust Company with which the Corporation maintained revolving credit and term loan agreements during 1994. Loans made pursuant thereto are subject to various formula interest rates consisting of the Federal funds rate plus 1%, 1% in excess of the average secondary market certificate of deposit rate after reserve requirements, LIBOR plus 1:%, the prime lending rate plus ;%, or a rate quoted by the bank. During 1994, amounts borrowed under the above agreements ranged from $17,700,000 to $56,800,000 and total interest charges incurred by the Corporation with respect to the loans amounted to $1,981,691. In addition, the

Corporation utilizes other customary services provided by the bank at its standard fees.

Mr. Swados is counsel to the law firm of Cohen Swados Wright Hanifin Bradford & Brett which, during 1994, provided certain legal services to Pratt & Lambert United.

CERTAIN TRANSACTIONS

See "Compensation Committee Interlocks and Insider Participation."

United Coatings leases substantially all of its manufacturing and office facilities under noncancelable operating leases expiring at various dates through December, 1998. Several of the leases are between United Coatings and affiliates of United Coatings, including Mr. Knapp and Ellis/United Coatings Associates, a New York limited partnership formed by Mr. Knapp and certain other investors to finance the development of United Coatings' Ennis, Texas, facility. The lessors of the facilities in Kankakee, Illinois; Indianapolis, Indiana; Memphis, Tennessee; and Los Angeles, California, are trusts for the benefit of Mr. Knapp's family. United Coatings, from August 4, 1994, to December
 31, 1994, paid $417,000 under its leases to related parties.

Mr. Castiglia is a director of investment fund subsidiaries of the Manufacturers and Traders Trust Company in which funds of the Corporation's retirement plans may be temporarily invested from time to time.

Mr. Marks is a director of Computer Task Group, Inc. whose consulting services the company utilizes from time to time. In 1994, Pratt &
Lambert United paid Computer Task Group approximately $644,000 for such services.

In the opinion of management, these transactions were on terms no less favorable than would have been available from unaffiliated parties.

ITEM 2: RATIFICATION OF APPOINTMENT OF AUDITORS. Upon the recommendation of the Audit Committee, the Board of Directors has reappointed Deloitte & Touche LLP as the independent public accountants of Pratt & Lambert United, Inc. and its subsidiaries for the year 1995 and such appointment is being presented for ratification by shareholders. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

OTHER BUSINESS. The Board of Directors knows of no other business to be transacted, but if any other matters do come before the Meeting, the persons named as proxies will vote upon them in accordance with their best judgment.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. In accordance with
Section 726 of the New York Business Corporation Law, shareholders are hereby advised that on January 27, 1995, the Corporation continued its ongoing directors' and officers' insurance program by purchasing from The Chubb Insurance Group a Directors' and Officers' Liability and Corporate Reimbursement Insurance Policy for $135,296. The one-year term commences January 27, 1995. The policy insures directors and officers of the Corporation, and also provides that the Corporation will be reimbursed for amounts it lawfully pays to indemnify its directors and officers. No action need be taken by the shareholders with respect to this matter.

SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING. Under the Corporation's By-laws, shareholders may properly bring business before the annual meeting of shareholders only by giving timely written notice to the Secretary of Pratt & Lambert United, setting forth the reasons for desiring to bring such business before the meeting, the number of shares beneficially owned by the proponent, and any material interest of the proponent in the proposed business. Shareholder nominations to the Board of Directors may be made only by giving timely written notice to the secretary of Pratt & Lambert United, setting forth such information about the proposed nominee as would be required to be disclosed in a proxy statement for the election of directors, and the number of shares beneficially owned by the proponent.

 In addition, under rules of the Securities and Exchange Commission, proposals of shareholders intended to be presented at the 1996 annual meeting must be received by the Corporation on or before November 27, 1995, to be considered for inclusion in its Proxy Statement and form of proxy relating to that meeting. Such proposals should be addressed to Secretary, Pratt & Lambert United, Inc., P.O. Box 22, Buffalo, New York 14240.



R. D. STEVENS, JR.

Chairman of the Board
March 31, 1995

PRATT & LAMBERT UNITED, INC.
PROXY
SOLICITED BY BOARD OF DIRECTORS for the Annual Meeting of Shareholders
- May 4, 1995

J.J. CASTIGLIA, S.H. KNOX, III and R.D. STEVENS, JR., and each of them, with full power of substitution, are hereby appointed proxies to vote all shares (unless a lesser number is specified on the other side) of the stock of Pratt & Lambert United, Inc. that the undersigned would be entitled to vote at the Annual Meeting of shareholders of Pratt & Lambert United, Inc. to be held at the Albright-Knox Art Gallery, 1285 Elmwood Avenue, Buffalo, New York, on May 4, 1995 at 10 a.m., local time, and any adjournments thereof, with all powers the undersigned would possess if personally present, for the election of directors, on each of the other matters described in the Proxy Statement and otherwise in their discretion.

The shares represented by this Proxy will be voted as directed by the shareholders. If no direction is given, such shares will be voted for Proposals 1 and 2.

Please return this proxy card promptly using the enclosed envelope.
(OVER)




(OVER)

       SHARES      0 I plan to attend the meeting.

The Board of Directors Recommends a Vote FOR Nos. 1 and 2:

A.M. Boas, M.L. Claster, J.J. Castiglia, A.L. Gorman, J.L. Kenner, Joy Knapp, Jules F. Knapp, S.H. Knox, III, W.J. Larson, R.A. Marks, D.R. Newcomb, R.D. Stevens, Jr., R.O. Swados

No. 1-Election of Directors:
0 Vote FOR the nominees
0 Withhold vote for all nominees
 0 Vote for all nominees except nominee(s) written in this space:


No. 2-Ratification of the appointment of Independent Auditors
0 FOR
0 AGAINST
0 ABSTAIN

In their discretion, the proxies may vote upon such other business as may properly come before the Pratt & Lambert United Annual Meeting or any adjournments or postponements thereof.

Date ________________, 1995

Signature(s) of Shareholder(s) ___________________________

Signature(s) of Shareholder(s) ___________________________

Please mark and date the proxy and sign your name as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators and trustees should so indicate when signing. If shares are held jointly EACH holder should sign.

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"